EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2007, accompanying the financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph related to the adoption of SFAS No. 123R, “Share-Based Payment,” effective January 1, 2006), , included in the Annual Report of Spherix Incorporated on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement (File No. 333-126930) of Spherix Incorporated on Form S-1, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
McLean, Virginia
June 1, 2007